 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    July 24, 2014

POKERTEK, INC.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.                      Submission of Matters to a Vote of Security Holders.

On July 24, 2014, PokerTek, Inc. (“PokerTek”) held a Special Meeting of Shareholders (the “Meeting”) in Matthews, North Carolina. At the Meeting, shareholders voted on the following three proposals:

•
Proposal #1: To consider and vote to approve and adopt the Agreement and Plan of Merger, dated as of April 29, 2014, by and among PokerTek, Multimedia Games, Inc. (“Parent”) and 23 Acquisition Co., a wholly-owned subsidiary of Parent (“Merger Sub”), as it may be amended from time to time (the “Merger Agreement”), and the Merger contemplated thereby (the “Merger”).

•
Proposal #2: To consider and vote to approve, solely on a non-binding, advisory basis, change of control payments and other compensation that certain executive officers of PokerTek will receive in connection with the Merger.

•
Proposal #3: To consider and vote upon a proposal to adjourn the Meeting, if necessary or appropriate, if there are insufficient affirmative votes present at the Meeting to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger.

As of the June 10, 2014 record date for the Meeting, there were issued and outstanding 9,421,403 shares of PokerTek Common Stock entitled to vote at the Meeting.  A quorum was present at the Meeting.

Proposal #1 was approved by PokerTek’s shareholders. The results of the vote on this proposal were:

FOR	AGAINST	ABSTAIN
6,304,156	264,471	1,600

Proposal #2 was approved by PokerTek’s shareholders.  The results of the vote on this proposal were:

FOR	AGAINST	ABSTAIN
6,169,224	389,542	11,461

Proposal #3 was approved by PokerTek’s shareholders.  The results of the vote on this proposal were:

FOR	AGAINST	ABSTAIN	BROKER DISCRETIONARY VOTE
6,397,755	240,715	31,650	99,893

Adjournment of the Meeting was not necessary or appropriate because there were sufficient votes at the time of the Meeting to adopt the Merger Agreement.

PokerTek’s Proxy Statement for the Meeting was filed with the Securities and Exchange Commission on June 19, 2014 and provides more information about these proposals and the vote required for approval of each of them.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PokerTek, Inc.

Date: July 24, 2014	By:	/s/ Mark D. Roberson
Mark D. Roberson, Chief Executive Officer and Chief Financial Officer